Exhibit 99.1

Old Point Releases Second Quarter 2023 Results

Hampton, VA, July 27, 2023 (PRNewswire) – Old Point Financial Corporation (the Company or Old Point) (NASDAQ "OPOF") reported net income of $1.8 million and earnings per diluted common share of $0.36 for the second quarter of 2023 compared to net income of $1.9 million and earnings per diluted common share of $0.37 for the second quarter of 2022.  Net income for the six months ended June 30, 2023 and 2022 was $4.9 million, or $0.97 earnings per diluted common share, and $3.9 million, or $0.76 earnings per diluted common share, respectively.

Robert Shuford, Jr., Chairman, President and CEO of the Company and Old Point National Bank (the Bank) said, “Old Point delivered solid operating results for the first half of 2023 particularly considering the challenges facing the banking industry. Like the banking industry in general, the rapid interest rate increases over the last year and a half have affected our results. The banking industry has faced significant challenges in competing for customer deposits, and specifically low-cost deposits. While our deposit base remains very seasoned and diversified, we did meaningfully raise deposit rates to address intense competition and retain and attract customers, causing our overall funding costs to increase more than yields on interest earning assets during the second quarter. These increased funding costs will likely continue to impact our net interest margin and net interest income into the future; however, Old Point’s balance sheet, based on core banking fundamentals of asset quality, capital, and liquidity, remains very strong, providing a solid foundation for execution of our forward-looking strategies.”

Highlights of the second quarter are as follows:

•	Net loans held for investment grew $66.4 million, or 6.5%, from December 31, 2022 and $178.6 million, or 19.8% from June 30, 2022.

•	Total deposits increased $72.7 million, or 6.3%, from December 31, 2022.

•	Nonperforming assets were $1.4 million at June 30, 2023 down from $4.6 million at June 30, 2022.

•
Average earning assets of $1.3 billion for the quarter and six months ended June 30, 2023 grew $89.6 million, or 7.3%, and $67.5 million, or 5.4%, compared to the prior year comparative periods, respectively.

•
Average interest-bearing liabilities were $935.8 million for the quarter ended June 30, 2023, up $144.3 million or 18.2%, compared to the prior year comparative period. For the six months ended June 30, 2023  and 2022, average interest-bearing liabilities were $895.0 million and $792.1 million, respectively.

•
Net interest margin (NIM) was 3.67% in the second quarter of 2023, compared to 4.02% in the first quarter of 2023 and 3.36% in the second quarter of 2022.  NIM on a fully tax-equivalent basis (FTE) (non-GAAP) was 3.69% in the second quarter of 2023, 4.04% in the linked quarter and 3.38% in the second quarter of 2022.

•
Net interest income for the second quarter of 2023, increased $1.8 million, or 17.2% compared to the second quarter of 2022, and decreased $714 thousand, or 5.6%, compared to the first quarter of 2023. For the six months ended June 30, 2023 and 2022, net interest income was $24.9 million and $20.0 million, respectively.

•	Liquidity as of June 30, 2023, defined as cash and due from banks, unpledged securities, and available secured borrowing capacity, totaled $391.3 million, representing 27.1% of total assets.

For more information about financial measures that are not calculated in accordance with GAAP, please see “Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures” below.

Balance Sheet and Asset Quality
Total assets of $1.4 billion as of June 30, 2023 increased by $87.7 million from December 31, 2022. Net loans held for investment increased $66.4 million, or 6.5% from December 31, 2022 to $1.1 billion at June 30, 2023, driven by diversified loan growth in the following segments: construction, land development, and other land loans of $16.6 million, residential real estate of $19.4 million, commercial real estate of $11.4 million, and indirect consumer automobile of $18.9 million. Securities available-for-sale, at fair value, decreased $15.0 million from December 31, 2022 to $210.6 million at June 30, 2023.

Total deposits of $1.2 billion as of June 30, 2023 increased $72.7 million, or 6.3%, from December 31, 2022. Noninterest-bearing deposits decreased $73.9 million, or 17.7%, savings deposits increased $41.8 million, or 7.1%, and time deposits increased $104.8 million, or 68.6%, driven by depositors seeking increased yields. Decreases in overnight repurchase agreements and federal funds purchased were offset by an increase in short-term Federal Home Loan Bank advances, resulting in a net increase of $11.5 million to $74.0 million at June 30, 2023 from $62.5 million at December 31, 2022, as the Company used additional borrowings to help fund loan growth during the first six months of 2023.

The Company’s total stockholders’ equity at June 30, 2023 increased $3.8 million, or 3.9%, from December 31, 2022 to $102.5 million. The increase was primarily related to retained earnings and improvement in unrealized losses in the market value of securities available-for-sale, which are recorded as a component of accumulated other comprehensive loss, partially offset by the adoption of CECL. The unrealized loss in market value of securities available-for-sale was a result of rising market interest rates rather than credit quality issues.  The Company does not expect these unrealized losses to affect the earnings or regulatory capital of the Company or its subsidiaries. The Bank remains well capitalized with a Tier 1 Capital ratio of 11.07% at June 30, 2023 as compared to 10.82% at December 31, 2022. The Bank’s leverage ratio was 9.64% at June 30, 2023 as compared to 9.43% at December 31, 2022.

Non-performing assets (NPAs) totaled $1.4 million as of June 30, 2023 compared to $4.6 million as of June 30, 2022 and $1.7 million at March 31, 2023. NPAs as a percentage of total assets was 0.10% at June 30, 2023, compared to 0.35% at June 30, 2022 and 0.12% at March 31, 2023. Non-accrual loans were $235 thousand at June 30, 2023, a decrease from $4.1 million at June 30, 2022 and $980 thousand at March 31, 2023. The decrease in non-accrual loans from the prior year comparative quarter was related to the resolution of one large commercial relationship. Loans past due 90 days or more and still accruing interest increased $486 thousand to $1.2 million at June 30, 2023 from $722 thousand at March 31, 2023 and $565 thousand at June 30, 2022. The increase over the linked quarter is due primarily to one commercial credit which is government guaranteed with no expectation of loss.

The Company recognized a provision for credit losses of $361 thousand during the second quarter of 2023 compared to $376 thousand during the first quarter of 2023 and $570 thousand during the second quarter of 2022. The provision for credit losses for the second quarter of 2023 reflected a provision of $310 thousand for loans and a provision for unfunded commitments of $51 thousand. The allowance for credit losses (ACL) at June 30, 2023 was $11.9 million and included an allowance for credit losses on loans of $11.7 million and a reserve for unfunded commitments of $265 thousand. The allowance for credit losses on loans as a percentage of loans held for investment was 1.06% at June 30, 2023, compared to 1.07% at March 31, 2023 and 1.08% at June 30, 2022. Quarterly annualized net charge-offs as a percentage of average loans outstanding was 0.08% for the second quarter of 2023, compared to 0.09% for the second quarter of 2022 and 0.07% for the first quarter of 2023. As of June 30, 2023, asset quality remains very strong with no significant changes in the overall credit quality of the loan portfolio.  Management believes the level of the allowance for credit losses is sufficient to absorb expected losses in the loan portfolio; however, if elevated levels of risk are identified, provision for credit losses may increase in future periods.

Net Interest Income
Net interest income for the second quarter of 2023 was $12.1 million, a decrease of $714 thousand, or 5.6%, from the prior quarter and an increase of $1.8 million, or 17.2%, from the second quarter of 2022. The decrease from the linked quarter is due primarily to higher average interest-bearing liabilities at higher average rates partially offset by higher average earning asset balances at higher average yields. The increase from the prior-year comparative quarter was due primarily to: (i) deployment of lower yielding cash to fund growth in higher yielding loans and investments; (ii) higher average yields on earning asset balances due to the effect of rising market interest rates; partially offset by (iii) higher average interest-bearing liabilities at higher average rates. For the six months ended June 30, 2023 and 2022, net interest income was $24.9 million and $20.0 million, respectively. The increase from the prior-year comparative period was due to higher average earning assets at higher average earning yields, partially offset by higher average-interest bearing liabilities at higher average rates.

The Net Interest Margin (NIM) for the second quarter of 2023 was 3.67%, a decrease from 4.02% for the linked quarter and an increase from 3.36% for the prior year quarter. On a fully tax-equivalent basis (FTE) (non-GAAP), NIM was 3.69%, compared to 4.04% for the first quarter of 2023 and 3.38% for the second quarter of 2022.  Average earning asset balances for the second quarter increased $89.6 million period-over-period with yields on average earning assets increasing 134 basis points due to deployment of liquidity into higher earning assets and the effects of the rising interest rate environment.  Average loans increased $212.1 million, or 24.2%, and $202.1 million, or 23.2%, for the second quarter and first six months of 2023, respectively, compared to the same periods of 2022.  Average loan yields were higher for the second quarter and first six months of 2023 compared to the same periods of 2022 due primarily to the effects of rising interest rates. Average yields on loans and investment securities were 89 basis points and 129 basis points higher in the second quarter of 2023 when compared to the same period in 2022 due primarily to the effects of rising interest rates. Average interest-bearing liabilities increased $144.3 million for the second quarter of 2023 compared to the same period of 2022, with costs increasing 143 basis points.  The higher interest cost on liabilities was due to higher interest rates on money market and time deposits as well as additional borrowing costs associated with federal funds purchased and short term FHLB advances during the period to help fund loan growth. During the first six months of 2023, average earning assets and average interest-bearing liabilities increased $67.5 million and $102.9 million, over the 2022 comparative period, respectively.

During 2022 and continuing into 2023, market interest rates increased, and while the Company expects asset yields to continue to rise, the cost of funds is expected to rise at a faster pace. The extent to which rising interest rates will ultimately affect the Company’s NIM is uncertain. For more information about these FTE financial measures, please see “Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures,” below.

Noninterest Income
Total noninterest income was $3.5 million for the second quarter of 2023 as well as the second quarter of 2022, compared to $3.4 million for the first quarter of 2023. Increases during the second quarter of 2023 in fiduciary and asset management fees, service charges on deposit accounts, mortgage banking income, and other operating income were partially offset by a decrease in other service charges, commissions and fees compared to the linked quarter. Although fiduciary and asset management fees, service charges on deposit accounts, and bank-owned life insurance income increased compared to the prior year quarter, these increases were offset primarily by lower other service charges, commissions and fees and other operating income, resulting in a slight decline in noninterest income for the second quarter of 2023 when compared to the prior year quarter. Noninterest income for the six months ended June 30, 2023 decreased $117 thousand to $6.9 million compared to the six months ended June 30, 2022. The decrease in mortgage banking income for the fourth quarter of 2022 and during 2023 was due to declines in volume of mortgage originations attributable to changes in mortgage market conditions; although, mortgage banking income did increase from the first quarter of 2023 to the second quarter of 2023. Gains on sales of fixed assets of $200 thousand and losses on sales of available-for-sale securities and repossessed assets of $164 thousand and $69 thousand, respectively, were recognized during the second quarter of 2023 which impacted the quarterly and year-to-date comparatives and were not repeated.

Noninterest Expense
Noninterest expense totaled $13.1 million for the second quarter of 2023 compared to $12.2 million for the first quarter of 2023 and $11.1 million for the second quarter of 2022. The increase from the linked quarter of $979 thousand was primarily due to decreases in customer development and ATM and other losses offset by increases in all other noninterest expense areas. The increase over the prior year quarter was primarily driven by increased salary and employee benefit expense, occupancy and equipment, data processing, professional services and other operating expenses.  The increase in salary and employee benefits was primarily driven by the addition of revenue producing officers, a return to normalized position vacancy levels, incentive compensation expense, and lower deferred loan costs. The Company completed negotiations with a major vendor relationship during the fourth quarter of 2022 which began reducing certain existing cost structures during the first six months of 2023 and will provide an opportunity for operational leverage for future growth at fixed cost levels. Several other major vendor contracts and relationships continue to be assessed and negotiated as a key component of efforts to reduce noninterest expense levels while improving operational efficiency. For the six months ended June 30, 2023, noninterest expense increased $3.5 million, or 16.1% over the six months ended June 30, 2022, primarily due to increases in salary and employee benefits, data processing, ATM and other losses, and other operating expenses.

Capital Management and Dividends
For the second quarter of 2023, the Company declared dividends of $0.14 per share, an increase of 7.7% over dividends of $0.13 per share declared in the second quarter of 2022. The dividend represents a payout ratio of 39.0% of earnings per share for the second quarter of 2023. The Board of Directors of the Company continually reviews the amount of cash dividends per share and the resulting dividend payout ratio in light of changes in economic conditions, current and future capital requirements, and expected future earnings.

Total equity increased $3.8 million at June 30, 2023, compared to December 31, 2022, due primarily to lower unrealized losses in the market value of securities available-for-sale, which are recognized as a component of accumulated other comprehensive loss, and net income, partially offset by the adoption of CECL. The Company’s securities available-for-sale are fixed income debt securities, and their unrealized loss position is a result of increases in market interest rates rather than credit quality issues. The Company expects to recover its investments in debt securities through scheduled payments of principal and interest and unrealized losses are not expected to affect the earnings or regulatory capital of the Company or its subsidiaries.

At June 30, 2023, the book value per share of the Company’s common stock was $20.36, and tangible book value per share (non-GAAP) was $19.99. For more information about non-GAAP financial measures, please see “Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures,” below.

Non-GAAP Financial Measures
In reporting the results as of and for the quarter and six months ended June 30, 2023, the Company has provided supplemental financial measures on a tax-equivalent, tangible or adjusted basis. These non-GAAP financial measures are a supplement to GAAP, which is used to prepare the Company’s financial statements, and should not be considered in isolation or as a substitute for comparable measures calculated in accordance with GAAP. In addition, the Company’s non-GAAP financial measures may not be comparable to non-GAAP financial measures of other companies. The Company uses the non-GAAP financial measures discussed herein in its analysis of the Company’s performance. The Company’s management believes that these non-GAAP financial measures provide additional understanding of ongoing operations and enhance comparability of results of operations with prior periods presented without the impact of items or events that may obscure trends in the Company’s underlying performance.  A reconciliation of the non-GAAP financial measures used by the Company to evaluate and measure the Company’s performance to the most directly comparable GAAP financial measures is presented below.

Safe Harbor Statement Regarding Forward-Looking Statements - Statements in this press release, including without limitation, statements made in Mr. Shuford’s quotation, which use language such as "believes," "expects," "plans," "may," "will," "should," "projects," "contemplates," "anticipates," "forecasts," "intends" and similar expressions, may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the beliefs of Old Point's management, as well as estimates and assumptions made by, and information available to, management, as of the time such statements are made. These statements are inherently uncertain, and there can be no assurance that the underlying beliefs, estimates, or assumptions will prove to be accurate. Actual results, performance, achievements, or trends could differ materially from historical results or those anticipated by such statements. The actual results or developments anticipated may not be realized or, even if substantially realized, they may not have the expected consequences to or effects on the Company or its businesses or operations. Forward-looking statements in this release may include, without limitation: statements regarding strategic business initiatives, including vendor review initiatives and new vendor relationships, and the future financial impact of those initiatives; future financial performance; future financial and economic conditions, industry conditions, and loan demand; impacts of economic uncertainties; performance of the investment and loan portfolios; revenue generation, efficiency initiatives and expense controls; deposit growth; levels and sources of liquidity; future levels of the allowance for loan losses, charge-offs or net recoveries; levels of or changes in interest rates; and statements that include other projections, predictions, expectations, or beliefs about future events or results, or otherwise are not statements of historical fact.

Factors that could have a material adverse effect on the operations and future prospects of Old Point include, but are not limited to, changes in or the effects of: interest rates and yields and their impacts on macroeconomic conditions, customer and client behavior, Old Point’s funding costs and Old Point’s loan and securities portfolios; inflation and its impacts on economic growth and customer and client behavior; general economic and business conditions in the United States generally and particularly in the Company’s service area, including higher inflation, slowdowns in economic growth, an increase in unemployment levels, and the impacts on customer and client behavior; monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board and any changes associated with the current administration; conditions in the banking industry and the financial condition and capital adequacy of other participants in the banking industry, and market reactions thereto; the quality or the composition of the loan or securities portfolios and changes therein; effectiveness of expense control initiatives; an insufficient ACL; potential claims, damages and fines related to litigation or government actions; demand for loan products; future levels of government defense spending, particularly in the Company’s service area; uncertainty over future federal spending or budget priorities, particularly in connection with the Department of Defense, on the Company’s service area; the impact of changes in the political landscape and related policy changes, including monetary, regulatory, and trade policies; the potential adverse effects of unusual and infrequently occurring events, such as weather-related disasters, terrorist acts, geopolitical conflicts (such as the ongoing conflict between Russia and Ukraine) or public health events (such as the COVID-19 pandemic), and governmental and societal responses to the foregoing, on, among other things, the Company’s operations, liquidity, and credit quality; changes in the volume and mix of interest-earning assets and interest-bearing liabilities; the effects of management's investment strategy and strategy to manage the net interest margin; the U.S. government's guarantee of repayment of small business loans purchased by Old Point; the level of net charge-offs on loans; deposit flows; the Company’s ability to compete in the market for financial services and increased competition from fintech companies; demand for financial services in Old Point's service area; technological risks and developments; implementation of new technologies; the Company’s ability to develop and maintain secure and reliable electronic systems; any interruption or breach of security in the Company’s information systems or those of the Company’s third party vendors or other service providers; cyber threats, attacks and events; reliance on third parties for key services; the use of inaccurate assumptions in management's modeling systems; the real estate market; changes in accounting principles, standards, policies guidelines, and interpretations, and the related impact on the Company’s financial statements; changes in management; and other factors detailed in Old Point's publicly filed documents, including its Annual Report on Form 10-K for the year ended December 31, 2022, which have been filed with the U.S. Securities and Exchange Commission (“SEC”) and are available on the SEC’s website at www.sec.gov. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and readers are cautioned not to place undue reliance on such statements, which speak only as of date they are made.

The Company does not intend or assume any obligation to update, revise or clarify any forward-looking statements that may be made from time to time or on behalf of the Company, whether as a result of new information, future events or otherwise.

Information about Old Point Financial Corporation
Old Point Financial Corporation (Nasdaq: OPOF) is the parent company of Old Point National Bank and Old Point Wealth Management, which serve the Hampton Roads and Richmond regions of Virginia as well as operate a mortgage loan production office in Charlotte, North Carolina. Old Point National Bank is a locally owned and managed community bank which offers a wide range of financial services from checking, insurance, and mortgage products to comprehensive commercial lending and banking products and services. Old Point Wealth Management is the largest wealth management services provider headquartered in Hampton Roads, Virginia, offering local asset management by experienced professionals. Additional information about the company is available at oldpoint.com.

For more information, contact Laura Wright, Vice President/Marketing Director, at lwright@oldpoint.com or (757) 728-1743.

Old Point Financial Corporation and Subsidiaries
Consolidated Balance Sheets	June 30,	December 31,
(dollars in thousands, except share data)	2023	2022
	(unaudited)
Assets

Cash and due from banks	$21,262	$15,670
Interest-bearing due from banks	32,092	3,580
Federal funds sold	809	-
Cash and cash equivalents	54,163	19,250
Securities available-for-sale, at fair value	210,561	225,518
Restricted securities, at cost	4,559	3,434
Loans held for sale	1,017	421
Loans, net	1,082,965	1,016,559
Premises and equipment, net	30,403	31,008
Premises and equipment, held for sale	344	987
Bank-owned life insurance	34,563	34,049
Goodwill	1,650	1,650
Core deposit intangible, net	209	231
Other assets	22,625	22,228
Total assets	$1,443,059	$1,355,335

Liabilities & Stockholders' Equity

Deposits:
Noninterest-bearing deposits	$344,696	$418,582
Savings deposits	626,285	584,527
Time deposits	257,734	152,910
Total deposits	1,228,715	1,156,019
Overnight repurchase agreements	4,500	4,987
Federal funds purchased	-	11,378
Federal Home Loan Bank advances	69,450	46,100
Long term borrowings	29,603	29,538
Accrued expenses and other liabilities	8,249	8,579
Total liabilities	1,340,517	1,256,601

Stockholders' equity:
Common stock, $5 par value, 10,000,000 shares authorized; 5,037,275 and 5,064,236 shares outstanding (includes 59,999 and 46,092 of nonvested restricted stock, respectively)	24,886	24,761
Additional paid-in capital	16,777	16,593
Retained earnings	80,636	78,147
Accumulated other comprehensive loss, net	(19,757)	(20,767)
Total stockholders' equity	102,542	98,734
Total liabilities and stockholders' equity	$1,443,059	$1,355,335

Old Point Financial Corporation and Subsidiaries
Consolidated Statements of Income (unaudited)	Three Months Ended			Six Months Ended
(dollars in thousands, except per share data)	Jun. 30, 2023	Mar. 31, 2023	Jun. 30, 2022	Jun. 30, 2023	Jun. 30, 2022

Interest and Dividend Income:
Loans, including fees	$14,185	$13,041	$9,483	$27,226	$18,667
Due from banks	93	64	208	157	281
Federal funds sold	9	6	6	15	7
Securities:
Taxable	1,772	1,764	1,123	3,536	2,112
Tax-exempt	209	212	251	421	460
Dividends and interest on all other securities	79	66	14	145	28
Total interest and dividend income	16,347	15,153	11,085	31,500	21,555

Interest Expense:
Checking and savings deposits	1,569	854	148	2,423	324
Time deposits	1,419	537	320	1,956	681
Federal funds purchased, securities sold under agreements to repurchase and other borrowings	2	37	1	39	2
Federal Home Loan Bank advances	963	617	-	1,580	-
Long term borrowings	295	295	295	590	590
Total interest expense	4,248	2,340	764	6,588	1,597
Net interest income	12,099	12,813	10,321	24,912	19,958
Provision for credit losses	361	376	570	737	671
Net interest income after provision for credit losses	11,738	12,437	9,751	24,175	19,287

Noninterest Income:
Fiduciary and asset management fees	1,154	1,116	1,061	2,270	2,133
Service charges on deposit accounts	793	753	761	1,546	1,483
Other service charges, commissions and fees	1,027	1,109	1,143	2,136	2,196
Bank-owned life insurance income	259	254	195	513	426
Mortgage banking income	112	95	113	207	333
(Loss) on sale of available-for-sale securities, net	(164)	-	-	(164)	-
(Loss) on sale of repossessed assets	(69)	-	-	(69)	-
Gain on sale of fixed assets	200	-	-	200	-
Other operating income	165	94	227	259	444
Total noninterest income	3,477	3,421	3,500	6,898	7,015

Noninterest Expense:
Salaries and employee benefits	8,043	7,363	6,611	15,406	13,033
Occupancy and equipment	1,255	1,195	1,143	2,450	2,304
Data processing	1,264	1,179	1,151	2,443	2,241
Customer development	101	113	69	214	162
Professional services	756	673	638	1,429	1,268
Employee professional development	289	234	275	523	539
Other taxes	234	213	212	447	425
ATM and other losses	154	255	100	409	114
Other operating expenses	1,051	943	891	1,994	1,717
Total noninterest expense	13,147	12,168	11,090	25,315	21,803
Income before income taxes	2,068	3,690	2,161	5,758	4,499
Income tax expense	266	607	269	873	576
Net income	$1,802	$3,083	$1,892	$4,885	$3,923

Basic Earnings per Common Share:
Weighted average shares outstanding	5,023,305	4,999,887	5,086,957	5,011,481	5,136,380
Net income per share of common stock	$0.36	$0.62	$0.37	$0.97	$0.76

Diluted Earnings per Common Share:
Weighted average shares outstanding	5,023,603	5,000,020	5,087,038	5,011,697	5,136,459
Net income per share of common stock	$0.36	$0.62	$0.37	$0.97	$0.76

Cash Dividends Declared per Share:	$0.14	$0.14	$0.13	$0.28	$0.26

Old Point Financial Corporation and Subsidiaries
Average Balance Sheets, Net Interest Income And Rates

	For the quarters ended June 30,
(unaudited)	2023			2022
(dollars in thousands)	Average Balance	Interest Income/ Expense	Yield/ Rate**	Average Balance	Interest Income/ Expense	Yield/ Rate**
ASSETS
Loans*	$1,088,723	$14,185	5.23%	$876,575	$9,495	4.34%
Investment securities:
Taxable	183,278	1,772	3.88%	196,880	1,123	2.29%
Tax-exempt*	37,851	265	2.81%	43,471	318	2.93%
Total investment securities	221,129	2,037	3.69%	240,351	1,441	2.40%
Interest-bearing due from banks	7,510	93	4.96%	111,091	208	0.75%
Federal funds sold	718	9	4.88%	3,923	6	0.61%
Other investments	4,806	79	6.68%	1,389	14	4.20%
Total earning assets	1,322,886	$16,403	4.97%	1,233,329	$11,164	3.63%
Allowance for credit losses	(11,732)			(9,578)
Other non-earning assets	106,738			97,156
Total assets	$1,417,892			$1,320,907

LIABILITIES AND STOCKHOLDERS' EQUITY
Time and savings deposits:
Interest-bearing transaction accounts	$80,393	$3	0.02%	$72,125	$3	0.01%
Money market deposit accounts	437,481	1,558	1.43%	393,014	135	0.14%
Savings accounts	105,161	8	0.03%	131,062	10	0.03%
Time deposits	200,951	1,419	2.83%	161,939	320	0.79%
Total time and savings deposits	823,986	2,988	1.45%	758,140	468	0.25%
Federal funds purchased, repurchase agreements and other borrowings	4,959	2	0.13%	3,926	1	0.07%
Federal Home Loan Bank advances	77,255	963	4.93%	-	-	0.00%
Long term borrowings	29,585	295	3.95%	29,453	295	3.96%
Total interest-bearing liabilities	935,785	4,248	1.82%	791,519	764	0.39%
Demand deposits	370,907			417,400
Other liabilities	8,125			6,077
Stockholders' equity	103,075			105,911
Total liabilities and stockholders' equity	$1,417,892			$1,320,907
Net interest margin*		$12,155	3.69%		$10,400	3.38%

*	Computed on a fully tax-equivalent basis (non-GAAP) using a 21% rate, adjusting interest income by $56 thousand and $79 thousand for June 30, 2023 and 2022, respectively.
**	Annualized

Old Point Financial Corporation and Subsidiaries
Average Balance Sheets, Net Interest Income And Rates

	For the six months ended June 30,
(unaudited)	2023			2022
(dollars in thousands)	Average Balance	Interest Income/ Expense	Yield/ Rate**	Average Balance	Interest Income/ Expense	Yield/ Rate**
ASSETS
Loans*	$1,072,391	$27,226	5.12%	$870,271	$18,690	4.33%
Investment securities:
Taxable	184,776	3,536	3.86%	199,396	2,112	2.14%
Tax-exempt*	38,028	533	2.83%	40,257	582	2.92%
Total investment securities	222,804	4,069	3.68%	239,653	2,694	2.27%
Interest-bearing due from banks	7,056	157	4.48%	124,272	281	0.46%
Federal funds sold	648	15	4.59%	4,181	7	0.33%
Other investments	4,222	146	6.95%	1,266	28	4.51%
Total earning assets	1,307,121	$31,613	4.88%	1,239,643	$21,700	3.53%
Allowance for credit losses	(11,536)			(9,782)
Other nonearning assets	105,630			95,485
Total assets	$1,401,215			$1,325,346

LIABILITIES AND STOCKHOLDERS' EQUITY
Time and savings deposits:
Interest-bearing transaction accounts	$75,351	$6	0.02%	$73,619	$5	0.01%
Money market deposit accounts	433,235	2,400	1.12%	391,201	299	0.15%
Savings accounts	110,491	17	0.03%	128,673	20	0.03%
Time deposits	174,902	1,956	2.26%	164,882	681	0.83%
Total time and savings deposits	793,979	4,379	1.11%	758,375	1,005	0.27%

Federal funds purchased, repurchase agreements and other borrowings	6,450	39	1.23%	4,256	2	0.08%
Federal Home Loan Bank advances	65,009	1,580	4.90%	-	-	0.00%
Long term borrowings	29,568	590	4.03%	29,436	590	4.04%
Total interest-bearing liabilities	895,006	6,588	1.48%	792,067	1,597	0.41%
Demand deposits	396,202			415,749
Other liabilities	8,235			5,725
Stockholders' equity	101,772			111,805
Total liabilities and stockholders' equity	$1,401,215			$1,325,346
Net interest margin*		$25,025	3.86%		$20,103	3.27%

*	Computed on a fully tax-equivalent basis (non-GAAP) using a 21% rate, adjusting interest income by $113 thousand and $145 thousand for June 30, 2023 and 2022, respectively.
**	Annualized

Old Point Financial Corporation and Subsidiaries	As of or for the quarters ended,			For the six months ended,
Selected Ratios (unaudited) (dollars in thousands, except per share data)	June 30, 2023	March 31, 2023	June 30, 2022	June 30, 2023	June 30, 2022

Earnings per common share, diluted	$0.36	$0.62	$0.37	$0.97	$0.76
Return on average assets (ROA)	0.51%	0.90%	0.57%	0.70%	0.60%
Return on average equity (ROE)	7.01%	12.45%	7.17%	9.68%	7.08%
Net Interest Margin (FTE) (non-GAAP)	3.69%	4.04%	3.38%	3.86%	3.27%
Efficiency ratio	84.41%	74.95%	80.24%	79.58%	80.83%
Efficiency ratio (FTE) (non-GAAP)	84.10%	74.69%	79.79%	79.30%	80.40%
Book value per share	20.36	20.52	19.97
Tangible Book Value per share (non-GAAP)	19.99	20.14	19.60
Non-performing assets (NPAs) / total assets	0.10%	0.12%	0.35%
Annualized Net Charge-Offs / average total loans	0.08%	0.07%	0.09%
Allowance for credit losses on loans / total loans	1.06%	1.07%	1.08%
Allowance for credit losses / total loans	1.09%	1.09%	1.08%

Non-Performing Assets (NPAs)
Nonaccrual loans	$235	$980	$4,074
Loans > 90 days past due, but still accruing interest	1,208	722	565
Other real estate owned	-	-	-
Total non-performing assets	$1,443	$1,702	$4,639

Other Selected Numbers
Loans, net	$1,082,965	$1,069,714	$904,376
Deposits	1,228,715	1,199,615	1,172,994
Stockholders' equity	102,542	102,598	101,150
Total assets	1,443,059	1,416,151	1,314,884
Loans charged off during the quarter, net of recoveries	210	179	194
Quarterly average loans	1,088,723	1,055,878	876,575
Quarterly average assets	1,417,892	1,384,353	1,320,907
Quarterly average earning assets	1,322,886	1,291,181	1,233,329
Quarterly average deposits	1,194,893	1,185,417	1,175,540
Quarterly average equity	103,075	100,453	105,911

Old Point Financial Corporation and Subsidiaries
Reconciliation of Certain Non-GAAP Financial Measures (unaudited)
(dollars in thousands, except per share data)	Three Months Ended			Six Months Ended
	Jun. 30, 2023	Mar. 31, 2023	Jun. 30, 2022	Jun. 30, 2023	Jun. 30, 2022

Fully Taxable Equivalent Net Interest Income
Net interest income (GAAP)	$12,099	$12,813	$10,321	$24,912	$19,958
FTE adjustment	56	57	79	113	145
Net interest income (FTE) (non-GAAP)	$12,155	$12,870	$10,400	$25,025	$20,103
Noninterest income (GAAP)	3,477	3,421	3,500	6,898	7,015
Total revenue (FTE) (non-GAAP)	$15,632	$16,291	$13,900	$31,923	$27,118
Noninterest expense (GAAP)	13,147	12,168	11,090	25,315	21,803

Average earning assets	$1,322,886	$1,291,181	$1,233,329	$1,307,121	$1,239,643
Net interest margin	3.67%	4.02%	3.36%	3.84%	3.25%
Net interest margin (FTE) (non-GAAP)	3.69%	4.04%	3.38%	3.86%	3.27%

Efficiency ratio	84.41%	74.95%	80.24%	79.58%	80.83%
Efficiency ratio (FTE) (non-GAAP)	84.10%	74.69%	79.79%	79.30%	80.40%

Tangible Book Value Per Share
Total Stockholders Equity (GAAP)	$102,542	$102,598	$101,150
Less goodwill	1,650	1,650	1,650
Less core deposit intangible, net	209	220	253
Tangible Stockholders Equity (non-GAAP)	$100,683	$100,728	$99,247

Shares issued and outstanding	5,037,275	5,000,331	5,064,236

Book value per share	$20.36	$20.52	$19.97
Tangible book value per share (non-GAAP)	$19.99	$20.14	$19.60